Exhibit 99(b)

GNI GROUP CONTRIBUTION AND EXCHANGE AGREEMENT

This GNI GROUP CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is made as of October 27, 2023, by and between GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Group”) and GNI USA, Inc., a Delaware corporation (“GNI USA”) (each of GNI Group and GNI USA being a “Party” and together the “Parties”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, pursuant to (i) that certain Business Combination Agreement, dated as of December 26, 2022, and amended on March 29, 2023 and August 30, 2023 (as amended, the “Business Combination Agreement”), by and among Catalyst Biosciences, Inc., a Delaware corporation (“Parent”), GNI USA, GNI Group, GNI Hong Kong, a company incorporated under the laws of Hong Kong with limited liability (“GNI Hong Kong”), Shanghai Genomics, Inc., a company organized under the laws of the People’s Republic of China, the Minority Holders and Continent Pharmaceuticals, Inc., a Cayman Islands company limited by shares (the “Company”), the parties intend to effect the contribution of the interests in each of the Company and Further Challenger International Ltd., a company incorporated and existing under the laws of the British Virgin Islands, to Parent in exchange for either, or a combination of, shares of common stock, par value $0.001 per share (the “Parent Common Stock”), or shares of Series X Convertible Preferred Stock, par value $0.001 per share (the “Parent Series X Preferred Stock”), of Parent, on the terms and subject to the conditions set forth therein and (ii) that certain Asset Purchase Agreement, dated as of December 26, 2022, and amended on March 29, 2023 (as amended, the “Asset Purchase Agreement”), by and among Parent, GNI Group and GNI Hong Kong (together, the “Sellers”), the Sellers sold to Parent, and Parent purchased from the Sellers, the Purchased Assets (as defined in the Asset Purchase Agreement), in exchange for the issuance to GNI Group and GNI Hong Kong of a combination of Parent Common Stock and Parent Series X Preferred Stock (collectively, the “Transactions”);

WHEREAS, GNI Group holds 12,739,900 ordinary shares, par value $0.0001 per share, of the Company (being a 60.95% interest in the Company) (the “Company Ordinary Shares”);

WHEREAS, GNI Group previously acquired 5,371,304 shares of Parent Common Stock and 10,577 shares of Parent Series X Preferred Stock from GNI Hong Kong;

WHEREAS, GNI Group holds 6,266,521 shares of Parent Common Stock and 12,340 shares of Parent Series X Preferred Stock (collectively, the “Parent Stock”); and

WHEREAS, in connection with the Transactions, the Parties hereto desire to cause GNI Group to contribute the Company Ordinary Shares and Parent Stock to GNI USA in exchange for 17.97 shares of common stock, par value $0.001 per share, of GNI USA (the “GNI USA Common Stock”), such that, following the transactions contemplated by this Agreement, one hundred percent (100%) of both the Company Ordinary Shares and Parent Stock shall be owned by GNI USA.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1)
Contributions.  GNI Group hereby contributes, transfers and delivers to GNI USA all of GNI Group’s right, title and interest in, to and under the Company Ordinary Shares and Parent Stock, and GNI USA hereby accepts and acquires from GNI Group the Company Ordinary Shares and Parent Stock in exchange for the GNI USA Common Stock, effective as of the date that the Company’s Register of Members is updated to reflect GNI USA’s ownership of the Company Ordinary Shares (the “GNI Group Contribution”).

2)
Further Assurances.  Each Party shall execute and deliver any and all such instruments and take any and all actions as any other Party may reasonably request from time to time in order to better confirm or give effect to the other provisions of this Agreement or the transactions described herein.

3)
Accredited Investor Status.  Prior to the date of this Agreement, GNI USA is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) or is not a “U.S. person” within the meaning of Regulation S, Rule 902, promulgated by the SEC under the Securities Act.

4)
Tax Treatment.  It is intended that, for U.S. federal income tax purposes, the GNI Group Contribution will be treated as an exchange governed by Sections 351(a) and 1032(a) of the Internal Revenue Code of 1986, as amended.

5)	Miscellaneous.

a)	Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective legal representatives, successors and assigns.

b)
Survival; Complete Agreement.  All the agreements, representations and warranties made by the Parties in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the GNI Group Contribution.  This Agreement, the Business Combination Agreement (including the exhibits thereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

c)
Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

GNI GROUP LTD.

By:	/s/ Ying Luo, Ph.D.
Name:	Ying Luo, Ph.D.
Title:	President and Chief Executive Officer

GNI USA, INC.

By:	/s/ Thomas Eastling
Name:	Thomas Eastling
Title:	Director

[Signature Page to the Contribution Agreement]